Results show positive growth over ‘07 second quarter; lag ‘06 third quarter record earnings	Annual Meeting Set for Kansas City
USPB Announces Proﬁtable Third Quarter Numbers	Three Board positions up for election

U.S. Premium Beef, LLC (USPB) recorded net income of $7.0 million for the thirteen week period ending May 26, 2007. While this was an improvement over the company’s net loss of $1.6 million during the second quarter, it is significantly less than the $12.9 million net income in the same period a year ago.

“Compressed processing margins, along with limited access to key export markets, continued to result in a difﬁcult environment for beef processing industry participants during the third quarter,” CEO Steve Hunt points out.

“Sales and cost of sales were higher in the year-to-date period ending May 26, 2007, than those of the prior year period primarily due to an increase in the number of cattle processed of approximately 19.2%, of which 12.6% came as a result of the acquisition of Brawley Beef, LLC, during the fourth quarter of fiscal year 2006,” Hunt explains.

Fiscal year-to-date USPB recorded a net loss of $7.7 million, or $10.41 per set of linked units (one Class A and one Class B unit), compared to a net loss of $1.1 million, or $1.59 per set of linked units, for the same period last year.

“In general, we anticipate a better balance of processing capacity to fed cattle supplies over the next two to three years,” he adds. “However, recent increases in feeding costs have threatened the speed and magnitude at which the cattle supply is expected to grow.

“With uncertainty regarding international market access and the realization of improved cattle supplies, the timing of improvements in our margins remains uncertain,” he notes. “However, we continue to be hopeful that the U.S. will normalize relationships with its international trading partners which could return the U.S. beef processing industry to a more normal state of operations relative to our export business.

“Our producer ownership and the commitment to delivering cattle that meet the requirements of our domestic and export markets continues to be a key ingredient to our return to more normal proﬁtability,” Hunt says. “The superior quality cattle delivered by USPB members enables our company to generate more value from the cattle we harvest giving us a distinct advantage over our competition.”♦

Three positions on USPB's Board of Directors will be up for election at this year's annual meeting which will be conducted on December 14 in Kansas City, MO. Board Chairman Mark Gardiner, Secretary Jerry Bohn and Doug Laue currently hold Seedstock Representative, Odd Slot and Even Slot positions, respectively, on USPB's Board. All three will seek re-election for another three year term.

Unitholders interested in becoming a candidate for one of the three positions should call 866-877-2525 for procedures to be nominated for a USPB Board position. Board applications will be due to the Nominating Committee prior to September 15.♦

Demand For AV Cattle Remains Strong

If you have cattle that can be age veriﬁed (AV), our company’s international sales team has some advice: “Please enroll them in a USDA approved AV program as soon as possible.”

AV product continues to sell well in Japan, according to Peter Michalski, vice president International Division of National Beef. “During the seasonal peak calf fed harvest in May and June our supply of AV beef grew and our Japanese customers purchased all the product we could get,” he explains. “We don’t want to loose the momentum we have in those markets simply because we don’t have the supply of AV cattle to serve the demand of our international

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USPB UPDATE Goes Electronic

Last month USPB began sending the monthly UPDATE electronically to members who have provided email addresses to us. Those members will also continue to receive the newsletter via regular mail through August unless they request otherwise.

Members who are not receiving the UPDATE electronically but would like to, should email us at uspb@uspb.com. Receiving the UPDATE electronically enables us to provide you with more timely information.♦

Pelton Simmental/Red Angus Wins BIF Award Heartland Cattle Co., JHL Ranch also finalists for national BIF awards

Pelton Simmental/Red Angus, a USPB Qualiﬁed Seedstock Supplier owned by the Lynn and Gary Pelton families at Burdett, KS, was named the Beef Improvement Federation’s (BIF) Seedstock Producer of the Year last month. The purebred operation, which runs 500 head of registered Red Angus, SimmAngus and Simmental cows, was started in 1972.

Peltons have been a leader in using embryo transfer technology to propagate high quality genetics. They have also been active in retaining ownership of their own cattle through USPB as well as developing customer sales to help their buyers market replacement-quality females and performance steers sired by Pelton genetics.

Heartland Cattle Co., a purebred Simmental, Angus and Charolais operation owned by Tom and Cora Lynch, near New Hampton, IA, was also a finalist for BIF’s Seedstock Producer of the Year award. Heartland is also a member of USPB’s Qualiﬁed Seedstock Supplier list.

The BIF also recognizes a Commercial Producer of the Year. USPB member JHL Ranch, owned by Art and Merry Brownlee near Ashby, NE, was a finalist for that award this year. Brownlees run Angus/Braunvieh cows on their Sandhills ranch.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Demand For AV Cattle… continued from page 1

customers and to grow this business.”

As a reminder, USPB is paying a $25 per head premium for AV approved cattle. However, our AV premium is subject to change with market conditions. This premium is on top of grid premiums the cattle may earn on any of USPB’s grids. During fiscal year 2007, all AV cattle marketed through USPB have earned more than $55 per head in total premiums including the $25 AV premium. If you need additional units to deliver cattle this fiscal year, please call our office at 866-877-2525. For more information on enrolling cattle in an approved AV program visit our web page at www.uspremiumbeef.com.♦

Comparing USPB’s Base and Market Grids

The table below compares three hypothetical cattle types priced on USPB’s Base and Market grids for the delivery week ending June 30, 2007. How cattle perform on USPB’s grids depends on the type and quality of those cattle and the grid inputs for the week of delivery. If you would like to know how your cattle might perform on USPB’s grids, please call our ofﬁce at 866-877-2525 for a grid comparison.♦